Exhibit 10.42

Letter Agreement with Robert W. Zack dated February 6, 2003.

1388 N. Tech Boulevard

Gilbert, AZ 85233

MEMORANDUM

To:	Rob Zack
From:	Mike Murry
Date:	February 6, 2003
Subject:	Promotion to Chief Financial Officer

I am very pleased to offer you the position of Chief Financial Officer for Catalytica Energy Systems Inc., effective April 1, 2003. As we discussed, this is an extremely critical position, one in which you can make a major contribution. I know you are capable of providing the financial, strategic and executive leadership that CESI needs at this stage of its development.

This memo is to confirm that your new salary will be $15,333 per month, which annualizes to $184,000. This reflects a 15% increase in salary.

In addition, you will be granted options in the amount of 85,000 shares of Catalytica Energy Systems, Inc. These options will be granted in conjunction with the 2003 Annual Grant to employees and will be priced on the date of the grant. They will be subject to the standard 4-year vesting schedule.

Rob, effective April 1, 2003, your new grade level will be E3. At this level, you are eligible for an annual bonus target of 25% and annual option target of 8000 shares. As an Officer of CESI, your compensation (salary, bonus and options) is subject to approval by the Compensation Committee and may vary from these targets.

Congratulations! I look forward to working with you in this new position.